UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

TIME:	10:00 A.M., local time, on Wednesday, May 9, 2007

PLACE:	Quaker Chemical Corporation One Quaker Park 901 Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:	(1) To elect three directors.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements for the year 2007.

(3) To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 9, 2007.

ANNUAL REPORT:	A copy of our Annual Report which includes our Annual Report on Form 10-K for the year ended December 31, 2006 is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President, Secretary

and General Counsel

Conshohocken, Pennsylvania

March 30, 2007

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2007 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters located at One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, at 10:00 A.M., local time, on May 9, 2007. The terms “we,” “our,” “us,” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 4, 2007.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on two matters:

•	Election of three nominees to serve on our Board of Directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2007.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2007.

Who is entitled to vote?

Shareholders of record as of the close of business on March 9, 2007, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote?

You can cast your vote by:

•	marking, signing and dating a proxy card or voting instruction card (if you hold shares in street name) and returning it in the postage-paid envelope provided; or

•	attending the meeting and voting in person.

If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. Your brokerage statement should show the stock acquisition date.

If I have given a proxy, how do I revoke that proxy?

Your presence at the meeting will not revoke any proxy you may have given. If your shares are held in your name, you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker’s Corporate Secretary, D. Jeffry Benoliel, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Benoliel at jeffry_benoliel@quakerchem.com;

•	submit a properly signed proxy with a later date; or

•	vote in person at the meeting as described above.

If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on any of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” each of the nominees named in the proxy, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2007.

If your shares are held in street name and your voting instruction form is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period prior to the meeting, brokerage firms and nominees that are members of the New York Stock Exchange have the authority under the Exchange’s rules to vote their customers’ unvoted shares on certain “routine” matters but not on non-routine matters. Under the rules currently in effect, routine matters include the election of directors in an uncontested election and the ratification of the appointment of our independent registered public accounting firm.

The proxy card and voting instruction form also grant the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you have your shares registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “FOR” votes will be elected as directors. This is referred to as a plurality.

What if a nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute nominee designated by our Board of Directors.

How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP to examine and report on our financial statements and internal control over financial reporting for the year 2007?

The proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

How will abstentions and broker non-votes affect the voting?

Abstentions and broker non-votes will have no effect on the outcome of the voting on any matter brought before the meeting because they will not represent votes cast. A broker non-vote occurs when the beneficial owner of shares held in street name fails to furnish voting instructions to the broker within the required period, and the broker is not permitted under applicable rules to vote the shares.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes cast at the meeting.

How many shares can be voted at the meeting?

As of March 9, 2007, the record date for the meeting, 10,032,288 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled to one vote or ten votes for each share held of record on the record date.

How many votes will I be entitled to cast at the meeting?

You will be entitled to cast one vote or ten votes for each share of common stock you held on March 9, 2007, the record date for the meeting, depending upon how long you had held the shares as of the record date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation, the number of votes you are entitled to cast at the meeting will be determined as follows:

Each share which, as of the record date, you had beneficially owned since March 1, 2004, will entitle you to ten votes.

Each share you acquired after March 1, 2004, will entitle you to one vote, with some exceptions. These exceptions are explained in Appendix A to this proxy statement.

We presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after March 1, 2004 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by presenting written evidence to us in accordance with the procedures described in Appendix A.

What is the total number of votes that may be cast at the meeting?

Based on the information available to us on March 9, 2007, the holders of 1,105,222 shares of Quaker common stock will be entitled to cast ten votes for each share held and the holders of 8,837,066 shares of

Quaker common stock will be entitled to cast one vote for each share held, for a total of 19,889,286 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed by us to be entitled to only one vote. Because the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase.

Where can I find more information on the voting procedures for the meeting?

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Appendix A.

What is a “quorum?”

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares which are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 9, 2007 can attend the meeting. If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is presented at the meeting, a proxy in the accompanying form will give authority to William R. Cook and Ronald J. Naples to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies personally or by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker common stock they hold of record.

Does the company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies.

Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, the broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If at any time a shareholder of record no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Irene Kisleiko, Assistant Secretary, toll free at 1-800-523-7010, ext. 4119, or inform us in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Irene Kisleiko as described above.

Any shareholder can receive a copy of Quaker’s proxy statement and annual report by contacting Quaker Shareholder Services by telephone or in writing as set forth above.

Proposal 1—Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation provide that our Board of Directors is divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. The shareholders elect the members of one of the three classes each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Presently, there are nine directors, including three Class I directors, three Class II directors and three Class III directors. At the meeting, three Class III directors are to be elected with each member to serve a three-year term expiring in 2010 or until his or her successor is duly elected and qualified.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

No. Each incumbent director whose term expires this year has been nominated for election to serve for an additional three-year term and has agreed to serve if elected.

Who are the Board’s nominees this year?

Joseph B. Anderson, Jr., Patricia C. Barron and Edwin J. Delattre are the Board’s nominees for election to the Board of Directors. Each nominee, if elected, would hold office until our 2010 annual meeting of shareholders and until his or her successor is elected and qualified.

What is the background of this year’s nominees?

Our nominees for election to the Board as Class III members are:

JOSEPH B. ANDERSON, JR.

Director since 1992

Age 64

•	Chairman and Chief Executive Officer of TAG Holdings LLC, a holding company, since October 2001.
•	Chairman and Chief Executive Officer of Great Lakes Assemblies, LLC, a tire and wheel assembly company, since January 2005.

•	Chairman and Chief Executive Officer of North American Assemblies, LLC, a tire and wheel assembly company, since December 2003.
•	Chairman and Chief Executive Officer of A&D Technologies, LLC, a manufacturer of temperature sensors servicing the automobile industry, since March 2003.
•	Chairman and Chief Executive Officer of Vibration Control Technologies, LLC, an automotive parts supplier and manufacturer, since January 2002.
•	Chairman and Chief Executive Officer of Chivas Industries LLC, an interior trim automotive supplier and manufacturer, from 1994 to March 2002.
•	Member of the Board of Directors:
•	ArvinMeritor, Inc.
•	Sierra Pacific Resources
•	Rite Aid Corporation
•	Valassis Communications, Inc.

PATRICIA C. BARRON

Director since 1989

Age 64

•	Clinical Associate Professor and Senior Fellow at the Stern School of Business, New York University, from 1999 until August 2003.
•	Member of the Board of Directors:
•	Teleflex Incorporated
•	Ultralife Batteries Corporation
•	United Services Automobile Association

EDWIN J. DELATTRE

Director since 1984

Age 65

•	Professor of Philosophy Emeritus, College of Arts and Sciences, Boston University, since September 2006.
•	Dean Emeritus, School of Education, Boston University, since December 2002.
•	Resident Scholar, Center for School Improvement, School of Education, Boston University, from July 2001 to August 2005.
•	President Emeritus, St. John’s College, Annapolis, Maryland and Santa Fe, New Mexico.

The Board of Directors recommends that you vote “FOR” the election to our Board of Joseph B. Anderson, Jr., Patricia C. Barron and Edwin J. Delattre, the nominees listed above.

Biographies of Directors Not Standing for Election This Year

Our incumbent directors who were elected as Class I members of the Board in 2005 and whose terms expire in 2008 are:

ROBERT E. CHAPPELL

Director since 1997

Age 62

•	Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company, a mutual life insurance company providing life insurance and annuity products, for more than five years.
•	Member of the Board of Directors:
•	Penn Series Funds (Chairman)

RONALD J. NAPLES

Director since 1988

Age 61

•	Quaker’s Chairman and Chief Executive Officer for more than five years.
•	Member of the Board of Directors:
•	Glatfelter
•	Glenmede Trust Company

ROBERT H. ROCK

Director since 1996

Age 56

•	President of MLR Holdings, LLC, an investment company with holdings in the publishing and information business, for more than five years.
•	Member of the Board of Directors:
•	Alberto-Culver Company
•	The Penn Mutual Life Insurance Company

Our incumbent directors who were elected as Class II members of the Board in 2006 and whose terms expire in 2009 are:

DONALD R. CALDWELL

Director since 1997

Age 60

•	Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital fund with offices in the United States, Ireland and the United Kingdom, for more than five years.
•	Member of the Board of Directors:
•	DiamondCluster International, Inc.
•	Voxware, Inc.

WILLIAM R. COOK

Director since 2000

Age 63

•	President and Chief Executive Officer of Severn Trent Services, Inc., a water purification products and laboratory and operating services company, from 1999 until June 2002.
•	Member of the Board of Directors:
•	Teleflex Incorporated

JEFFRY D. FRISBY

Director since 2006

Age 51

•

Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and build complete mechanical, electromechanical and hydraulic systems for the aerospace industry, since April 2003.

•	Group President of Triumph Control Systems Group, from 2000 until March 2003.
•	President of Frisby Aerospace, Inc., from 1986 until March 2003.

Corporate Governance

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines which are available at www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. The references to our Web site contained in this proxy statement are for informational purposes, and the content of the Web site is not incorporated by such references into this proxy statement. Corporate Governance Guidelines are also available in print to any shareholder who requests them. These guidelines were adopted by the Board to assist the Board in carrying out its fiduciary duties and maintaining its independence from management.

Director Independence

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the New York Stock Exchange listing standards. The Company’s director independence standards are defined in Paragraph 4 of the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to complete a directors and officers questionnaire which requires disclosure, among other things, of any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the independence standards and the information provided in the annual questionnaires, the Board determined at its meeting held on March 7, 2007, that each of the following non-employee directors is independent within our guidelines and has no relationship with the Company, except as a director and shareholder of the Company:

(1) Joseph B. Anderson, Jr.	(5) William R. Cook
(2) Patricia C. Barron	(6) Edwin J. Delattre
(3) Donald R. Caldwell	(7) Jeffry D. Frisby
(4) Robert E. Chappell	(8) Robert H. Rock

In addition, based on these standards, the Board affirmatively determined that Ronald J. Naples is not independent because he is an executive officer of the Company. There are no family relationships between any of the Quaker directors, executive officers or nominees for election of directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high-quality business and professional experience. In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker with respect to the particular talents, experience and capacities of its directors including industry, managerial or leadership experience; business acumen or particular expertise; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors; standing and reputation as a person of integrity; and ability to work constructively with the CEO and the Board. Directors who also serve as CEOs or in equivalent positions should not serve on more than three boards of public companies in addition to the Quaker Board and other directors should not serve on more than four other boards of public companies in addition to the Quaker Board. The Governance Committee has decided to waive the application of this guideline to Mr. Anderson in view of his many valued contributions to the Board and the Audit Committee, a record of consistent attendance at Board and Committee meetings, and availability to advise and assist management in support of Quaker’s business.

The Governance Committee first evaluates for nomination current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not want to stand for reelection, the Governance Committee decides not to recommend a current director for reelection, or if the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

The Governance Committee will consider candidates recommended by the Company’s shareholders and applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. Any shareholder who wishes to recommend to the Governance Committee a prospective nominee for election to the Board may write to D. Jeffry Benoliel, Vice President, Secretary and General Counsel, Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428. Any request for consideration at next year’s annual meeting must be submitted no later than December 6, 2007, and contain a statement of the proposed candidate’s business experience, business affiliations and a confirmation of his or her willingness to be a nominee. No shareholder or group of shareholders beneficially owning 5% or more of Quaker’s common stock recommended a director nominee for election at Quaker’s 2007 annual meeting of shareholders.

Communications with the Board of Directors

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o D. Jeffry Benoliel, Vice President, Secretary and General Counsel, at the address listed above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Code of Conduct, Financial Code of Ethics, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Global Controller, Controllers of each of the Company’s majority-owned affiliates, Assistant Global Controller and other individuals performing similar functions designated by the Company’s Board of Directors). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to fairness, honesty, integrity, and full company compliance with all laws affecting the Company’s business. The Code of Conduct and Financial Code of Ethics for Senior Financial Officers are available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. Both are available in print to any shareholder who requests them.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party can call the Quaker Hotline at 1-800-869-9414 or from outside the United States, 1-678-999-4552. The Quaker Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service which is available 24 hours a day, seven days a week.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls, or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were made in 2006. The Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428 to the attention of Irene Kisleiko, Assistant Secretary.

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation/Management Development, Executive and Governance Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as independence is defined for members of the respective committee in the listing standards of the NYSE and Quaker’s Corporate Governance Guidelines. The Board has affirmatively determined that two of four members of the Audit Committee, including its current Chairman, William R. Cook, meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A description of the duties of each committee follows the table below.

Committee Membership and Meetings Held in 2006
Name	Audit		Compensation/ Management Development		Executive		Governance
Joseph B. Anderson, Jr.	X
Patricia C. Barron			X				X
Donald R. Caldwell	X		X		X	CH(1)
Robert E. Chappell			X	(4)	X		X	CH(2)
William R. Cook	X	CH
Edwin J. Delattre			X	(5)			X	CH(3)
Jeffry D. Frisby	X	(5)
Robert P. Hauptfuhrer	X	(4)			X	CH(4)
Ronald J. Naples					X
Robert H. Rock			X	CH	X
Number of Meetings in 2006(6)	6		5		0		1

X	Member

CH	Chairman

CH(1)	Appointed member and Executive Committee Chairman May 10, 2006.

CH(2)	Appointed Governance Committee Chairman May 10, 2006.

CH(3)	Served as Governance Committee Chairman until May 10, 2006.

CH(4)	Served as Executive Committee Chairman until May 10, 2006.

(4)	Served as committee member until May 10, 2006.

(5)	Served as committee member since May 10, 2006.

(6)	The Board of Directors held six regular meetings in 2006. Each director attended, in person or by teleconference, at least 75% of the aggregate of all Board and all committee meetings on which he or she served during 2006.

Time is regularly scheduled for the non-management directors to meet as a separate group. The chairmanship of these meetings rotates among the non-management directors.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2006, all of our nine directors attended the annual meeting of shareholders.

The Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.
•	Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements.
•	Discusses with management and the independent registered public accounting firm any audit problems or difficulties and management’s response.
•	Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker’s internal controls.
•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.

The Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	For all executive officers, other than the CEO, reviews performance evaluations and approves annual salaries.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.
•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis portion of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

The Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding our capital structure and deployment of our capital resources.

The Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes.
•	Reviews and recommends nominees for election as directors.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•	Develops and reviews annually Quaker’s Corporate Governance Guidelines.
•	Conducts annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.

Each of the standing committees of the Board (other than the Executive Committee) operates under a charter. These charters, together with Quaker’s Corporate Governance Guidelines, are available on the Company’s Web site by accessing the Investors/Corporate Governance section at http://www.quakerchem.com.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2006 are Robert H. Rock, Chairman, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre and Robert E. Chappell (until May 10, 2006), each of whom is an “independent” director. No member of the Compensation/Management Development Committee is or was during 2006 an employee, or is or ever has been an officer, of Quaker. No executive officer of Quaker served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of Quaker’s Board of Directors or Compensation/Management Development Committee.

Executive Compensation

Compensation Discussion and Analysis

General Philosophy

Quaker, like many companies of similar size, relies on a small group of managers that have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole, and deliver value to our shareholders. To attract and retain talented senior level managers, we have adopted a compensation strategy that:

•	provides an opportunity for highly competitive levels of total compensation if merited by performance;
•	creates a strong incentive to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker compensates its executive officers, who include the Chairman and CEO, the senior vice presidents and select vice presidents, through a total compensation package. This package consists of a mix of base salary, an annual incentive cash payment, long-term incentives comprised of equity awards and cash payments, and a competitive benefits package comprised of health, life, disability, and retirement using both qualified and non-qualified programs, where appropriate.

In this Compensation Discussion and Analysis, when we use the term “executive officers,” we are including the Named Executive Officers identified in the Summary Compensation Table that follows.

Compensation Practices

Quaker’s Compensation/Management Development Committee (the “Committee”) is responsible for overseeing and developing the compensation and management development programs for the Company. These responsibilities include the evaluation of, and approval of, or recommendation to Quaker’s Board of Directors with respect to, the plans, policies and programs relating to the compensation of the Company’s executive officers. The Committee works very closely with members of management in fulfilling its duties as it is management who provides the necessary information and coordinates with outside consultants to ensure the Committee is sufficiently informed when taking action, or recommending action on, compensation matters. As discussed below, benchmarking data is used prior to making any such decisions. The Chairman and Chief Executive Officer, Mr. Ronald J. Naples, makes recommendations to the Compensation/Management Development Committee concerning the form and amount of compensation of Quaker’s senior officers other than the Chief Executive Officer. These recommendations are acted upon by the Compensation/Management Development Committee, which has the ultimate authority for determining the compensation of all Quaker’s officers other than for the Chief Executive Officer. The Committee reviews all of the executive officers’ performance appraisals and approves all adjustments in compensation and benefits for our executive officers, except for Mr. Naples. His compensation and benefits are approved by the Board following review of his performance by the Committee and, subsequently, a review of his compensation. The Chairman and CEO may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Committee’s charter describes in full the Committee’s authority, responsibilities and specific powers and can be accessed from the Company’s Web site at http://www.quakerchem.com.

To the extent possible, the Committee strives to structure the compensation of Quaker’s executives to ensure that the compensation paid to executive officers is deductible for Federal income tax purposes. The Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interest to do so. Section 162(m) of the Internal

Revenue Code (the “Code”), enacted in 1993, imposes a $1,000,000 limit on the amount of compensation deductible by Quaker in regard to compensation paid to each of the Chairman and CEO and our other four most highly compensated executive officers. Although the reported compensation of Mr. Naples for 2006 was in excess of $1,000,000, the $1,000,000 threshold for Section 162(m) purposes was not exceeded due to fact that most of the compensation listed was performance-based and, therefore, exempt from the 162(m) limitation.

Benchmarking Data

To assist Quaker in establishing a total direct compensation package of base salary, an annual incentive cash payment and long-term incentives, the Committee engages Towers Perrin, a nationally recognized human resources consulting firm, to perform executive compensation studies. The total direct compensation for each executive officer, defined as base salary, annual bonus and long-term incentives, is benchmarked against both the general and the chemical industries. General industry data representing information from over 820 companies is adjusted to reflect the approximate revenue scope of responsibility for each executive officer. For the chemical industry, relevant market survey data is very limited due to Quaker’s size, but it is used in certain cases where comparisons are appropriate such as for the Chairman and CEO and regional managing directors. For non-U.S. based executive officers, data from the relevant local market is also used. In addition, proxy data for the specialty chemical companies within the S&P SmallCap 600 (Materials Group) is included to provide an industry comparison for Mr. Naples. The following specialty chemical companies are included in this group: A. Schulman, Arch Chemicals, H.B.Fuller, MacDermid, Material Sciences, OM Group, Omnova Solutions and PolyOne.

Generally, we target total direct compensation assuming target level performance for incentives at the 50th percentile against the comparables, and at maximum level at the 75th percentile of the comparative group. This is the starting point of the analysis, as other factors are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, and internal equity.

Mr. Naples’ and Mr. Neal E. Murphy’s targeted total direct compensation is below the 50th percentile of the comparable group while all the other Named Executive Officers’ targeted total direct compensation is at the 50th percentile of the comparable group.

Allocating between Current and Long-Term Compensation

The Committee, in an effort to ensure the appropriate focus on performance, developed, in consultation with Towers Perrin, guidelines for executive officers for allocating the desired total direct compensation package among base salary, an annual incentive cash payment and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management, the more total compensation is incentive pay dependent and the more the incentive pay is long-term oriented. This is done to align compensation at more senior levels with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

In the case of the CEO, the guidelines range for base salary from 27% to 41% of his total compensation, for annual incentive cash from 20% to 22% of the total compensation, and for long-term incentives from 39% to 51% of total compensation. The applicable guidelines for our other executive officers range for base salary from 50% to 68% of their total compensation, for annual incentive cash from 15% to 21% of the total compensation, and for long-term compensation from 14% to 30% of the total compensation.

Base Salary

Each year, the Committee reviews and discusses annual salaries of the executive officers. The Committee’s final determination of salary increases depends on a number of factors including market data reported by Towers Perrin, specific position responsibilities and scope, experience and tenure, current job performance, the extent of an individual’s penetration in his current salary range, and Quaker’s overall financial results. In the case of some of the foreign-based executive officers, salary increases may be subject to the legal mandates of a particular country or region which thus influence the final determinations of the Committee even when similar increases were not granted to officers residing in the United States.

Annual Incentive Cash Payment

The second component of the total direct compensation package is the annual incentive cash payment, which is determined under the Global Annual Incentive Plan (“GAIP”). The GAIP is intended to provide employees of Quaker or a subsidiary of Quaker with an opportunity to receive incentive bonuses based on the achievement of pre-established financial performance criteria and personal objectives. This incentive is designed to be a short-term award for specific results and performance in a given year.

For 2006, the GAIP specified a corporate net income goal, regional budget goals, and individual performance objectives. The regional budget component was established to recognize our new regional organizational structure and to place increased emphasis on line-of-sight accountability for financial performance at the regional level. The bonus opportunity, which is defined as a maximum percentage of base salary as of September 30, 2006, was comprised of the corporate component representing 89% of the opportunity and an individual component representing 11% of the opportunity. However, for Mr. Naples, the individual component is 13% of the opportunity, and Messrs. Barry and Platzer were eligible for a regional component of up to 20% of the opportunity, but only if Quaker as a whole did not achieve its targeted financial performance and the applicable region met or exceeded its targeted performance objective.

Mr. Naples’ maximum annual incentive cash award for 2006 was 140% of his base salary, or $861,000. Mr. Naples was entitled to this award if all of his individual goals were attained and Quaker reported net income of $12.0 million (or $1.20 per share), as was the case. If the Company had reported $10.5 million of net income and all individual goals were attained, the CEO would have earned a target award of 75% of his salary, or $461,000. Net income of $6.9 million was the level at which the bonus pool began to accumulate. If the Company’s financial performance had been below this $6.9 million net income threshold level, and the CEO’s business and personal goals were not achieved, no bonus would have been paid. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the 2006 budgeted net income of $10.5 million and the level of improvement over the 2005 reported net income of $6.65 million (excluding special items). If the final net income level had fallen between the amounts shown above, interpolation would have been used to calculate the bonus payout.

The applicable maximum annual award percentage for our other executive officers can range from 50% to 60% of base salary. Payment of the award is based on the attainment of corporate net income, individual goals and, where an executive officer has regional business responsibility, the attainment of budgeted regional net income if corporate financial performance is below target level. The corporate net income levels for payment of the corporate financial performance component of the bonus opportunity were the same as they were for Mr. Naples.

In 2006, Mr. Naples met all of his individual goals, which included achieving the 2006 financial plan, reassessing strategic options, maintaining the balance of local accountability and global integration, establishing a new venture approach in China, strengthening and reporting on talent management and development, maintaining external relationships with industry peers, and reestablishing Quaker’s visibility in the financial community. The individual goals of the other executive officers were a mix of quantitative performance objectives and managerial goals. Performance on the individual component of the other Named Executive Officers’ annual bonus ranged from 80% to 100% of the opportunity.

At the time the Committee set the 2006 GAIP targets, it also approved a list of non-budgeted business circumstances for which adjustment may be made to the reported net income for purposes of calculating the award. They include significant customer strike, bankruptcy, or plant shutdown; change in accounting principles, unusual factors driving an increased tax rate; non-recurring adjustments to income such as asset write-downs or write-offs, restructuring and related charges and first year acquisition costs/losses; adverse legal judgments, settlements, litigation expenses, and legal and environmental reserves; expenditures for discretionary Board approved corporate purposes or major initiatives; and changes in exchange rates.

In 2006, reported net income exceeded the $12.0 million GAIP corporate financial performance target after adjusting for unbudgeted business circumstances associated with litigation and increased reserves for environmental matters at AC Products, Inc., a wholly owned subsidiary of the Company. Accordingly, all participants earned the maximum corporate component of the GAIP bonus.

On March 7, 2007, Quaker’s Board of Directors approved the (i) financial performance criteria at which the 2007 annual bonus pool under the GAIP begins to accumulate and (ii) the “payout ratios” to fund the bonus pool. The 2007 GAIP bonuses at target are based 75% on corporate financial results and 25% on regional performance or personal objectives, depending on position. For all associates, the corporate-financial-performance component of the bonus may vary up or down based on corporate profitability. For regional associates (Messrs. Barry and Platzer), the regional portion of the bonus may vary up or down based on regional performance, but the total bonus may not exceed the GAIP maximum bonus opportunity. For non-regional associates (Messrs. Naples, Murphy and Harris), the personal objectives portion of the bonus may vary up to 25% of target bonus, with the remainder of the total bonus to be determined by corporate financial performance, up to the GAIP maximum bonus opportunity. There is an alternative calculation that may be applied at the discretion of the Committee for corporate-financial-performance bonus purposes that measures return on capital against a cost-of-capital standard of 8% to 12%.

Long-Term Incentives

The Company has two long-term incentive plans, the 2001 Long-Term Performance Incentive Plan (“2001 LTIP”) and the 2006 Long-Term Performance Incentive Plan (“2006 LTIP”). Both plans are intended to assist the Company in attracting, retaining and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. As of March 10, 2006, fewer than 52,250 shares of common stock were available for granting future awards under the 2001 LTIP, so the Board of Directors recommended, and the shareholders approved, the 2006 LTIP at the 2006 annual meeting of shareholders to enable the Company to continue the practice of offering long-term incentive compensation.

Under the 2001 and the 2006 LTIPs, a three-year performance period is used. In the first quarter of each new fiscal year, the Committee, based on the recommendations of the Chairman and CEO, selects those employees who will receive awards for the current three-year performance period, 2006-2008. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker and its subsidiaries. In the first quarter of 2006, the Committee selected 19 participants for the 2006-2008 performance period, including all of the Named Executive Officers. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned. Target awards are determined as a percentage of base salary. See above under the heading of “Allocating between Current and Long-Term Compensation.” The specific amount of each award is determined based on the relative position of each executive officer within the Quaker organizational structure, his influence on long-term results, past practice, and performance factors independent of the terms and amounts of awards previously granted.

In early 2006, the Committee engaged Towers Perrin to provide an overview of emerging trends in long-term compensation practices. This review indicated that Quaker’s practices were generally in the mainstream for peer companies, but it did note certain areas of differentiation. As a result of this analysis, the Committee made the following changes for the 2006-2008 plan period:

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Maintain Quaker practice of providing three forms of payment (options, cash and restricted stock) to senior executives, including each of the Named Executive Officers, but limit payment forms for lower-level executives to cash and restricted stock.

•

Shift from having all long-term compensation based on performance to a split between performance-based and time-based, to facilitate retention. Restricted stock would be time-based and would vest at the end of three years assuming continued employment of the grantee. These restricted shares would be eligible for dividends payable at the time dividends are paid generally.

•

The cash portion would be performance-based. The performance criteria for the cash payment would be a single metric, relative total shareholder return. By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

For the 2006-2008 performance period, Mr. Naples received a long-term incentive grant of 70,000 options, 13,000 restricted shares, and a target of $300,000 in cash, and the other Named Executive Officers received grants of 9,000 options, 1,650 restricted shares, and a target of $39,000 in cash each.

Awards under the 2006-2008 performance period are intended to make Quaker’s executive compensation more dependent upon the long-term performance of the Company, especially for the Chief Executive Officer, and to ensure retention of executive officers. The stock options (once exercisable) only benefit the recipient if the stock price exceeds the fair market value of Quaker’s stock on the day of the grant, which for these options was March 6, 2006, at a regularly scheduled Board meeting. At this meeting, our Board approved the 2006 LTIP. The options granted vest in three equal annual installments, commencing March 6, 2007, over the three-year performance period. The cash award is earned depending on the Company’s relative total shareholder return over the 2006-2008 performance period as compared to the S&P SmallCap 600 (Materials Group). If Quaker is at the 50th percentile of the comparison group, the target cash award would be earned. If Quaker is at or above the 85th percentile, then 200% of the targeted award would be earned, and if below the 30th percentile no cash bonus would be earned. Like the GAIP, the award will be interpolated if performance is between the specified percentiles. As mentioned above, the restricted stock grant vests at the end of the performance period assuming the participant is in Quaker’s employ at that time. During the performance period, the recipient is eligible to receive dividends on the restricted shares.

The exercise price of options awarded under the 2001 and 2006 LTIPs is not less than 100% of the “fair market value” of a share of Quaker common stock on the date the option is granted. For options granted after November 7, 2006, the “fair market value” on the grant date is defined in the 2006 LTIP as the last sale price for a share of common stock as quoted on the New York Stock Exchange for that date or, if not reported on the New York Stock Exchange for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales. Under the 2006 LTIP as in effect prior to amendment on November 8, 2006, and the 2001 LTIP, the “fair market value” was determined by reference to the average of the lowest and highest sale prices for a share of common stock rather than the last sale price.

Discretionary Long-Term Incentive Payments

Due to the negative impact of the unanticipated 2005 restructuring charge and a tax charge related to repatriation of foreign earnings, participants in the 2003-2005 and the 2004-2006 long-term incentive programs under the Company’s 2001 LTIP did not earn any incentive awards. For both plan periods, the Company awarded the opportunity to earn options, performance-based stock and cash incentive awards. The stock and cash awards were subject to the Company achieving certain performance goals and were calculated as a mix: 60% (for the 2003-05 program) and 55% (for the 2004-06 program) on relative average return on assets (“ROA”) as compared to the S&P SmallCap 600 (Materials Group), and 40% (for the 2003-05 program) and 45% (for the 2004-06 program) on the Company’s average earnings per share (“EPS”). To qualify for any award under either the EPS or the ROA criteria, average EPS had to be at least 50% of targeted EPS ($.88 for the 2003-05 program and $.80 for the 2004-06 program).

The Committee felt that not adjusting for the 2005 restructuring and tax charges would produce an inequitable result for plan participants. Since no provision was made at the time of grant for adjusting the result for one-time events, no payment could be made under the 2001 LTIP with respect to performance-based stock and cash incentive awards for the 2003-05 or the 2004-06 programs. Following extensive discussion in 2006 and early 2007, the Committee recommended to the Board, and the Board approved, discretionary cash awards in each of 2006 and 2007 that mimicked the 2001 LTIP, after adjusting earnings for the items noted above.

After adjusting for the aforementioned charges, the EPS qualifier was met. Though EPS, even after adjustment, still fell short of meeting the criteria for the EPS portion of the award for both plan periods, ROA satisfied the criteria for the 2003-05 period. For both plan periods, the threshold for the ROA payout was relative performance at the 30th percentile of the comparison group, target was at the 60th percentile, and maximum was at the 90th percentile. For the 2003-05 period, the Company performance met target, and accordingly, a payout of 60% of the target opportunity for all 2003-05 plan participants was paid in cash. Since the ROA benchmark data for 2006 is not available until April, award amounts for the 2004-06 period cannot be determined at this time.

If earned, all participants under the 2004-06 program will receive a cash award, except in the case of Mr. Naples. The Committee, at Mr. Naples’ recommendation, decided that Mr. Naples be excluded from this award, given that the discretionary bonus would constitute non-performance based compensation subject to the deductibility limits of Section 162(m) of the Internal Revenue Code.

Stock Ownership Guidelines

To align the interests of executive officers with the interests of the shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker stock. The amount required for Mr. Naples is three times his base salary and for the other Named Executive Officers half their base salary. Mr. Naples and the rest of the Named Executive Officers are in compliance with these ownership guidelines.

Special Stock Awards

Under the 2006 LTIP, the Committee has the authority to grant stock awards to executive officers and other employees in specific circumstances. During 2006, the Committee approved an additional stock grant for Neal E. Murphy, Vice President and Chief Financial Officer, of 10,000 shares. The award was, in part, recognition of Mr. Murphy’s valuable experience, consistent contributions, and guidance and leadership in managing the day-to-day operations at Quaker, and also in recognition that his base salary prior to recent adjustments was significantly below targeted benchmarks. The first 5,000 shares of Mr. Murphy’s award will vest on June 23, 2009, 2,500 shares will vest on June 23, 2010, and 2,500 shares will vest on June 23, 2011.

In March 2001, the Committee approved a grant to Mr. Naples of 100,000 restricted shares of Quaker’s Common Stock under the GAIP. The award was made for the following reasons: to bring Mr. Naples’ total compensation closer to a competitive level consistent with the applicable comparable group; in recognition of Quaker’s excellent performance over the prior five years; and as a further inducement for Mr. Naples to continue as CEO of Quaker. When the award was initially granted, 40,000 shares were to vest following the Committee’s certification of the achievement of a 2001 earnings per share target established as of the date of grant, with the balance to vest in installments of 20,000 shares on January 23, 2003, 2004 and 2005, subject to Mr. Naples’ continued employment with Quaker on such dates. During the fourth quarter of 2001, Mr. Naples made a request, in consideration of the difficult financial conditions then being experienced by Quaker, that the Committee restructure the vesting schedule and reduce the number of shares that would otherwise vest in 2002 (assuming the previously established earnings per share target was met) from 40,000 shares to 10,000 shares with the balance to vest on January 23, 2003, 2004 and 2005, subject to Mr. Naples’ continued employment with Quaker, and on these dates payment was to be in installments of 20,000, 35,000 and 35,000 shares, respectively. The first 10,000 shares vested as of January 23, 2002, the date the Committee certified that the pre-established earnings per share target was met and another 20,000 shares and 35,000 shares vested on January 23, 2003 and January 23, 2004, respectively. Again, at Mr. Naples’ request, the Committee agreed to a new vesting schedule for the remaining

35,000 shares still owed under this award. The Committee agreed to have 15,000 shares vest on January 23, 2005 and 20,000 shares vest on January 23, 2006, subject to Mr. Naples’ continued employment with the Company. All shares under this grant have now fully vested.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, nearly all of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan when originally adopted had a traditional final pay formula for calculating a participant’s benefit which has been modified over the years. In 2001, a new formula was adopted. It is an accrual-based formula providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds. Participants who have reached the age of 60 and have 10 years of service are eligible for early retirement. The pension benefit is now calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the new formula commencing January 1, 2001. Effective December 31, 2005, the pension plan benefits were frozen for all non-union participants, including all of U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date.

Foreign Plans

Mr. Platzer’s and, to a more limited extent, Mr. Harris’ retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. Commencing June 12, 2006, Mr. Harris transferred to the Company’s United Kingdom operating subsidiary and, therefore, will be entitled to retirement benefits under the Netherlands plan only for services rendered through June 9, 2006. Since 2004, the Netherlands plan has a career average pay formula that provides for a target retirement benefit of 80% career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes with annual increases at an assumed rate of 3%. To the extent inflation increases over 3%, half of the excess will be added to the assumed rate of annual increases. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times a participant’s monthly salary. Pension liabilities under this plan are funded through an insurance policy. Commencing June 12, 2006, Mr. Harris began to accrue retirement benefits under a pension plan maintained by our United Kingdom subsidiary. This plan is a final pay plan. The pension payable is 1/60th of final pensionable salary per year of service. Final pensionable salary is the average of the three highest years within the last ten years of service. Pensions in payment are indexed in line with the United Kingdom Retail Price Index, subject to a maximum of 2.5% per annum. A spouse’s pension of 50% of member’s pension is payable from the date of a participant’s death. Participants in the United Kingdom plan must make contributions to the plan, the amount of which is dependent on age. Mr. Harris contributes 8% of annual salary towards his pension benefit.

Naples’ Nonqualified Supplemental Retirement Income Program

We also provide supplemental retirement income to our U.S. based executive officers. Mr. Naples has a separate plan established in 1995 based on the Company’s then current program for executives. The other U.S. based executive officers are eligible to receive benefits under a newly revised single plan. Though the formulas are different between the two plans, the targeted post-retirement income, assuming employment through the maximum prescribed period, is 50% of each officer’s pre-retirement annual compensation (base salary and annual bonus).

Under Mr. Naples’ Supplemental Retirement Income Program, the maximum annual benefit payable would be 80% of his after-tax “net pre-retirement income,” less his “net after-retirement income.” Net pre-retirement income is defined in Mr. Naples’ plan as the higher of (a) his final year of base pay plus the average of the annual bonuses paid in the highest three calendar years (of the last five), or (b) the average of his three highest consecutive years of annual base compensation and annual bonuses, in either case reduced by Federal, state and local taxes, and Social Security. Net after-retirement income is Mr. Naples’ after-tax annual Social Security benefit and pension benefit under the qualified defined benefit retirement plan. The maximum annual benefit is reduced by 2.677% for each full year of employment less than 15 years. Since he has reached the age of 60 and has 10 years of service, Mr. Naples is entitled to receive this benefit at any time following separation of service, as well as his benefit under the qualified plan discussed above. All payments under Mr. Naples’ Supplemental Retirement Income Program are made monthly over Mr. Naples’ lifetime or, if Mr. Naples elects, in an actuarially equivalent annuity over his lifetime and his spouse’s lifetime.

U.S. Based Executive Officers’ Nonqualified Supplemental Retirement Income Program

The Supplemental Retirement Income Program (“SRIP”) for the other U.S. based executive officers was amended in 2006 following a lengthy review process to modernize and tailor it to our needs. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability, after attaining age 65, or after attaining age 62 and completing 10 years of service), or starting after the participant’s 65th birthday (if the participant terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetimes of the participant and his beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed $30,000 or if the participant dies or a change in control occurs before the participant has started receiving benefits.

Average annual compensation is the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last 10) in which such amounts are the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For three original participants including, Messrs. Barry and Murphy, their accrued benefit shall be the greatest of:

1.	If employed by the Company at age 55, the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment when he attains age 55; or

2.	The sum of the benefit the original participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the original participant accrues under the new formula, but disregarding service completed before 2007; or

3.	The amount determined under the new formula.

Severance and Change of Control Benefits

The Committee believes that appropriate severance and change-in-control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. In determining amounts, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change of control benefits sufficient to induce our executives to support a change of control transaction fully and remain with us despite the risk of termination after the transaction.

Mr. Naples’ Employment Agreement

Mr. Naples’ employment agreement provides that upon the termination of his employment for reasons except his death or disability, or by us for “cause,” or by Mr. Naples for other than “good reason” (each as defined in the employment agreement), we will pay Mr. Naples 36 monthly severance payments that, in the aggregate, are equal to three times the sum of his base salary and annual bonus. Bonus is the greater of (i) the average annual bonus in the two preceding years in which the termination occurred or (ii) target bonus. In addition, Mr. Naples is entitled to a lump-sum payment of the pro rata portion of any annual bonus and long-term bonuses in effect during the year in which the severance event occurs calculated at target, medical, dental, disability and term life insurance for a period of five years, three years of credited service under his Supplemental Retirement Income Program, five years of office and secretarial services consistent with what is currently provided, one year of outplacement services, reimbursement of country club membership, annual tax preparation and financial planning for five years, and a car for five years.

In the case of a termination (other than by us for cause, not for good reason by Mr. Naples, death, or disability) within three years following a change of control, Mr. Naples would be entitled to the benefits described in the preceding paragraph, except that the severance payment would be a lump sum and the annual bonus used in calculating the severance payments would be the greater of the highest of the annual bonuses paid in the three years preceding the year during which the change of control transaction occurred, or target bonus. In addition, Mr. Naples’ contract provides for payment of any excise tax (and a tax gross-up) charged to Mr. Naples as a result of any change in control payments that exceed applicable limitations. If Mr. Naples resigns for any reason between 9 and 18 months following a change of control, he will also be entitled to these severance benefits.

In the case of termination of employment because of disability (as defined in his employment agreement), Mr. Naples would continue to receive his monthly base salary for five years, offset by disability payments provided by the Company (through insurance of otherwise), and would continue to receive medical, dental and term life insurance coverage for five years. In the case of termination of employment because of death, Mr. Naples’ beneficiary would receive three times his annual base salary, payable in 36 monthly installments.

Other Executive Officers

All of the other executive officers are entitled to severance (other than in the case of termination for cause, disability, death or retirement) equal to 12 months’ base salary at their then current rate of salary or, if greater, as in the case of Mr. Platzer, severance prescribed by law in foreign jurisdictions.

The other executive officers are entitled, if terminated (other than by us for cause, not for good reason by the executive officer, disability or death) within two years following a change of control, to severance in the amount of 18 months of salary and annual bonus or, if greater, as in the case of Mr. Platzer, severance prescribed by law in foreign jurisdictions. Annual bonus is calculated by averaging the annual bonuses paid in the three years immediately preceding the year in which the change of control occurs. In addition, the executive officers are entitled to any annual bonus or long-term bonuses in effect during the year in which the severance event occurs calculated at target, one year outplacement services, and participation in our health, dental and life insurance programs as if still employed for a period of 18 months. These benefits will be paid or provided only if the executive officer signs a general release of claims. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of the change in control agreement (at any time) or the noncompete provisions of the change in control agreement (during employment or the one-year period thereafter).

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability), and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers. In Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers, including Messrs. Harris and Platzer.

Under Mr. Naples’ prior employment agreement with us, we made loans to him in the aggregate principal amount of $642,326 in 1999 to cover withholding and additional taxes on stock awards. The two loans have a nine-year term and bear interest rates of 5.28% and 6.20%. The aggregate principal balance remains outstanding. Mr. Naples paid $34,626 during the year ended December 31, 2006, representing all of the interest accrued to that date on such indebtedness.

Compensation Committee Report

The Compensation/Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation/Management Development Committee

Robert H. Rock, Chairman

Patricia C. Barron

Donald R. Caldwell

Edwin J. Delattre

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Ronald J. Naples Chairman of the Board and Chief Executive Officer	2006	611,208	267,641	(6)	72,186	104,431	861,000	0	36,423	1,952,889
Neal E. Murphy Vice President, Chief Financial Officer and Treasurer	2006	288,350	50,000	(7)	33,828	36,304	147,350	118,000	17,677	691,509
Michael F. Barry Sr. Vice President and Managing Director—North America	2006	282,500	38,907		70,411	13,513	158,400	112,000	36,605	712,336
Mark A. Harris(8) Senior Vice President—Global Strategy and Marketing	2006	261,045	38,053		70,411	13,513	146,586	17,303	43,423	590,334
Wilbert Platzer(8) Vice President and Managing Director—Europe	2006	252,993	25,938		55,099	12,568	117,721	31,858	35,773	531,950

(1)	Includes for all Named Executive Officers (except Mr. Murphy, who joined the Company in 2004) a discretionary long-term payment for the 2003-2005 period. A discretionary long-term payment for the 2004-2006 period may be paid to all of the Named Executive Officers (other than Mr. Naples), but is dependent on the Company achieving a relative pre-tax return on assets against a predetermined peer group. The benchmark data used to measure performance is not expected to be available until April 2007. See discussion under the caption “Discretionary Long-Term Incentive Payments” in the Compensation Discussion and Analysis Section on page 18 of this proxy statement.

(2)	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for outstanding equity awards under the Company’s 2001 Global Annual Incentive Plan (“GAIP”) and the Company’s 2001 and 2006 Long-Term Performance Incentive Plans. Assumptions used in the calculation of these amounts are included in Note 11 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)

The amounts in column (g) are incentive cash bonuses earned in 2006 and payable in 2007 under the Company’s GAIP. Annualized salary as of September 30th is used to calculate the amount. GAIP bonuses for foreign-based participants are paid by the applicable local foreign affiliate.

(4)	The amounts shown in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 9 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The present value of Mr. Naples’ benefits under all pension plans established by the Company decreased by $277,000. Mr. Murphy is not yet eligible for benefits under the U.S. qualified or non-qualified retirement plans since he has not met the five-year vesting requirements. For Messrs. Murphy and Barry, a significant portion of the increase is attributable to an assumed payment date of age 62 (rather than 65) which is available under the supplemental retirement income program, as amended in 2006, if certain requirements are met.

(5)	Includes (i) matching contributions allocated by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan ($14,094 for Mr. Naples; $12,313 for Mr. Murphy; $13,078 for Mr. Barry); (ii) the costs associated with the use of a Company-provided automobile consistent with regional compensation practices in Europe ($20,951 for Mr. Harris; $29,871 for Mr. Platzer); (iii) a transition payment to Mr. Harris of $14,958 associated with his transfer from the Dutch affiliate to our United Kingdom affiliate; (iv) dividends paid during 2006 on time-based restricted stock awards ($8,385 for Mr. Naples; $5,364 for Mr. Murphy; $7,514 for Mr. Barry; $7,514 for Mr. Harris; $5,902 for Mr. Platzer); and (v) life insurance premiums paid by Quaker ($13,944 for Mr. Naples; $16,013 for Mr. Barry).

(6)	Does not include, for Mr. Naples, the fair market value of $384,000 which represents the 20,000 shares of restricted common stock vested on January 23, 2006 under the Company’s GAIP, because no FAS 123(R) expense was recognized in 2006 with regard to this restricted stock grant.

(7)	Reflects $50,000 cash payment upon reaching the second-year anniversary of employment with the Company pursuant to Mr. Murphy’s employment agreement, effective July 22, 2004.

(8)	Mr. Platzer’s compensation is paid in Euros, and Mr. Harris’ compensation was paid in Euros until June 9, 2006, and then British pounds following his transfer to the Company’s United Kingdom operating subsidiary, effective June 12, 2006. All foreign currency amounts reflected in this table were converted to U.S. dollars at the spot rate in effect on December 31, 2006.

Grants of Plan Based Awards

Provided below is information on grants made in 2006 to the Named Executive Officers under the Company’s 2001 and 2006 Long-Term Performance Incentive Plans. In early 2006, awards for the 2006-2008 period were made to the Named Executive Officers consisting of options vesting in three equal installments over the three-year performance period, time-based restricted stock vesting at end of the three-year period, and a cash bonus opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section on page 17 of this proxy statement.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)(i)	All Other Option Awards: Number of Securities Underlying Options (3) (#)(j)	Exercise or Base Price of Option Awards (4) ($/Sh) (k)	Closing Price on Grant Date ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards (5) ($)(m)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
Ronald J. Naples	03/06/06	120,000	300,000	600,000	0	0	0		70,000	19.98	19.96	336,214
	02/28/06							13,000		20.045	19.99	259,870
Neal E. Murphy	03/06/06	15,600	39,000	78,000	0	0	0		9,000	19.98	19.96	43,227
	02/28/06							1,650		20.045	19.99	32,984
	06/23/06							10,000		17.015	17.01	170,100
Michael F. Barry	03/06/06	15,600	39,000	78,000	0	0	0		9,000	19.98	19.96	43,227
	02/28/06							1,650		20.045	19.99	32,984
Mark A. Harris	03/06/06	15,600	39,000	78,000	0	0	0		9,000	19.98	19.96	43,227
	02/28/06							1,650		20.045	19.99	32,984
Wilbert Platzer	03/06/06	15,600	39,000	78,000	0	0	0		9,000	19.98	19.96	43,227
	02/28/06							1,650		20.045	19.99	32,984

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s 2001 Long-Term Performance Incentive Plan (“2001 LTIP”), which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount. The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group.

(2)	The amounts shown in column (i) reflect the number of time-based restricted stock awards with full vesting on February 28, 2009. These awards were issued under the Company’s 2001 LTIP.

(3)	The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the Company’s 2006 Long-Term Performance Incentive Plan. These options become exercisable in three equal consecutive annual installments commencing on March 6, 2007.

(4)	Under the provisions of the Company’s 2001 LTIP, the fair market value is defined as the average of the high and low prices on the grant date.

(5)	The amounts included in column (m) represent the full grant date fair value of the awards computed in accordance with Financial Accounting Standards No. 123(R). Assumptions used in the calculation of these amounts are described in Note 11 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested (7) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (8) (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Ronald J. Naples	14,000	0	0	16.9375	1/21/2008		13,000	(4)	286,910	5,410	119,399
	40,700	0	0	14.7188	1/18/2007	(2)
	80,000	0	0	17.75	1/23/2008
	80,000	0	0	20.09	1/23/2009
	96,900	0	0	20.18	3/19/2010
	60,120	6,680	0	26.05	4/15/2011
	73,430	0	0	21.97	3/9/2012
	0	70,000	0	19.98	3/6/2013
Neal E. Murphy	6,394	2,131	0	25.41	7/22/2011		1,650	(4)	36,416	704	15,537
	3,500	6,500	0	25.41	7/22/2011		10,000	(5)	220,700
	9,560	0	0	21.97	3/9/2012
	0	9,000	0	19.98	3/6/2013
Michael F. Barry	15,000	0	0	17.1875	11/30/2008		1,650	(4)	36,416	704	15,537
	13,000	0	0	17.75	1/23/2008		10,000	(6)	220,700
	13,000	0	0	20.09	1/23/2009
	14,100	0	0	20.18	3/19/2010
	7,673	852	0	26.05	4/15/2011
	9,560	0	0	21.97	3/9/2012
	0	9,000	0	19.98	3/6/2013
Mark A. Harris	13,000	0	0	17.75	1/23/2008		1,650	(4)	36,416	704	15,537
	13,000	0	0	20.09	1/23/2009		10,000	(6)	220,700
	14,100	0	0	20.18	3/19/2010
	7,673	852	0	26.05	4/15/2011
	9,560	0	0	21.97	3/9/2012
	0	9,000	0	19.98	3/6/2013
Wilbert Platzer	9,500	0	0	17.75	1/23/2008	(3)	1,650	(4)	36,416	538	11,874
	9,500	0	0	20.09	1/23/2009		7,500	(6)	165,525
	9,500	0	0	20.18	3/19/2010
	5,625	625	0	26.05	4/15/2011
	7,300	0	0	21.97	3/9/2012
	0	9,000	0	19.98	3/6/2013

(1)	Options expiring on April 15, 2011 have a seven-year term and vest 75% after year 1, 15% after year 2, and 10% after year 3. Options expiring on July 22, 2011 will vest in two installments of 5,631 on July 22, 2007 and 3,000 on July 22, 2008. Options expiring March 6, 2013 have a seven-year term and vest in three equal installments for the three-year period after grant.

(2)	Mr. Naples exercised 40,700 options on January 12, 2007 prior to expiration of the options on January 18, 2007.

(3)	Mr. Platzer exercised 9,500 options on March 6, 2007.

(4)	Time-based restricted stock awards granted under the 2001 Long-Term Performance Incentive Plan (“2001 LTIP”) with full vesting on February 28, 2009.

(5)	Time-based restricted stock award granted under the 2006 Long-Term Performance Incentive Plan which vests 50% on June 23, 2009, 25% on June 23, 2010 and 25% on June 23, 2011.

(6)	Performance-based restricted stock awards issued under the 2001 Global Annual Incentive Plan which vest 50% on March 9, 2008, 25% on March 9, 2009 and 25% on March 9, 2010.

(7)	Reflects amounts based on the closing price of the Company’s common stock on the New York Stock Exchange of $22.07 per share on December 29, 2006.

(8)	Reflects performance-based stock awards granted under the 2001 LTIP for the 2005-2007 performance period. The number of shares received is determined based on performance and can vary from 0% to 200% of target. The performance award stated in column (i) is at threshold, which is 40% of target.

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised during 2006 by the Named Executive Officers. It also shows the number of shares vested under the terms of a certain restricted stock award granted to Mr. Naples, the Company’s Chief Executive Officer, in March 2001, which shares were issued to him in April 2001.

	Option Awards		Stock Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Ronald J. Naples	35,000	244,342	20,000	(2)	384,000	(3)
	75,000	564,750
	36,000	140,400
Neal E. Murphy	0	0	0		0
Michael F. Barry	0	0	0		0
Mark A. Harris	0	0	0		0
Wilbert Platzer	0	0	0		0

(1)	Reflects the difference between the exercise price of the option and the closing market price for a share of common stock as quoted on the New York Stock Exchange on the date of exercise.

(2)	Reflects shares vested on January 23, 2006 under the terms of the 100,000 restricted stock award granted to Mr. Naples under the Company’s 2001 Global Annual Incentive Plan.

(3)	Reflects value of 20,000 shares as noted in footnote (2) above, based on the last reported sale price for the common stock on the New York Stock Exchange on January 23, 2006 of $19.20 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, and the number of years of service credited to each such Named Executive Officer, under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. For information on all material assumptions used in quantifying the present value of the accrued pension benefit, see Note 9 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section on page 20 of this proxy statement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ronald J. Naples	U.S. Pension Plan	9.25	112,000	0
	1995 Naples Supplemental Retirement Income Program and Agreement	11	3,844,000	0
Neal E. Murphy(1)	U.S. Pension Plan	0.4167	4,000	0
	Supplemental Retirement Income Program	2	389,000	0
Michael F. Barry	U.S. Pension Plan	6.0833	53,000	0
	Supplemental Retirement Income Program	8	432,000	0
Mark A. Harris	The Netherlands Pension Plan	10.41	320,281	0
	United Kingdom Pension Plan	0.5	21,545	0
Wilbert Platzer(2)	The Netherlands Pension Plan	20.416	546,054	0

(1)	Mr. Murphy has not met the vesting requirements for the retirement benefits shown. His benefits will vest in the U.S. Pension Plan on May 15, 2009 and the Supplemental Retirement Income Program on July 21, 2009.

(2)	Mr. Platzer’s benefit includes amounts accrued over nine years with a prior employer.

(3)	In all cases other than Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005, or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

Non-Qualified Deferred Compensation

Messrs. Naples and Barry are participants in the Quaker Chemical Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”). Eligibility is limited to the Company’s Chief Executive Officer (“CEO”) and other key management employees as designated by the CEO. Account balances represent compensation deferred by Messrs. Naples and Barry in prior years and the earnings thereon. In 2005, Messrs. Naples and Barry each elected to make no further deferrals and to liquidate their accounts. Under the terms of the Deferred Compensation Plan, however, the Company can limit their distributions as necessary to avoid an adverse tax consequence as a result of the application of Section 162(m) of the Internal Revenue Code. No other members of management are currently eligible to participate in the Deferred Compensation Plan. Amounts owed to Mr. Barry and, to a more limited extent, Mr. Naples, are funded through life insurance programs, the death benefit of which is discussed under the heading below “Potential Payments Upon Termination or Change of Control.” Earnings on deferred compensation accounts are measured against various investment media offered by the Company and chosen by the participant, including in excess of 40 alternatives available under General American Life Insurance Company Variable Universal Life policies.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Ronald J. Naples	0	0	432,618	142,223	3,488,248
Neal E. Murphy	0	0	0	0	0
Michael F. Barry	0	0	79,035	620,602	609,212
Mark A. Harris	0	0	0	0	0
Wilbert Platzer	0	0	0	0	0

Potential Payments Upon Termination or Change of Control

Provided below in both tabular and narrative form are estimated potential payments to each of our Named Executive Officers for various scenarios, assuming the termination of employment and, where applicable, change in control occurred on December 31, 2006. Except for the Supplemental Retirement Income Program, the amounts shown are aggregate estimated amounts, and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 9 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussion under the heading “Severance and Change of Control Benefits” in the Compensation Discussion and Analysis on page 21 of this proxy statement.

Ronald J. Naples’ Estimated Payments and Benefits Upon Termination of Employment

	Voluntary Termination (1)	Severance Event Before Change in Control	Severance Event Within Three Years After Change in Control		Termination Due to Disability	Termination Due to Death (2)
Severance Allowance ($)	0	3,322,500	3,322,500		2,241,533	1,845,000
Annual Bonus ($)	861,000	492,000	492,000		861,000	861,000
Performance Incentive Units ($)	0	589,650	589,650		0	0
Restricted Stock Awards (performance-based vesting) ($)(3)	0	479,014	479,014		0	0
Restricted Stock Awards (time-based vesting) ($)(3)	286,910	286,910	286,910		286,910	286,910
Stock Options ($)(4)	146,300	146,300	146,300		146,300	146,300
Medical/Dental/Life Insurance ($)(5)	0	70,075	70,075		70,075	0
Other Fringe Benefits ($)(6)	0	356,846	356,846		0	0
Supplemental Retirement Income Program ($)(7)	3,726,000	4,057,000	4,057,000		3,726,000	0
Excise Tax and Gross-up ($)	0	0	2,789,223	(8)	0	0

(1)	Since Mr. Naples is eligible for early retirement, he would be entitled to the benefits listed under Voluntary Termination under the terms of the 2001 Global Annual Incentive Plan, the 2001 Long-Term Performance Incentive Plan and the 2006 Long-Term Performance Incentive Plan, as applicable.

(2)	If Mr. Naples had died on December 31, 2006, in addition to the amounts shown in this column, (i) his beneficiary would have received a death benefit of $615,000 during 2007 and $307,500 during each of the following four years (2008-2011), and (ii) his beneficiary would also have received a death benefit under the Quaker Chemical Corporation Deferred Compensation Plan of $4,925,575 (including life insurance proceeds of $2,639,313 that would have been paid to the Company under the life insurance policy purchased under the Deferred Compensation Plan). If Mr. Naples had terminated on December 31, 2006 for any reason other than death, he would have received payment of his Deferred Compensation Plan aggregate balance ($3,488,248).

(3)	This amount reflects the closing price of our common stock on December 29, 2006 ($22.07) multiplied by the number of shares that would vest upon termination (or change in control).

(4)	This amount reflects the number of shares for which options would become vested on termination (or change in control), multiplied by the positive difference between the closing price of our common stock on December 29, 2006 ($22.07) and the exercise price of the option. Options that were vested before December 31, 2006 are shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 27.

(5)	This amount is the value of medical, dental and life insurance coverage for five years, based on our current costs for these benefits.

(6)	Other fringe benefits include the value of the following: disability insurance ($691/year for 5 years); cost of membership in a country club ($6,500/year for 5 years); reimbursement up to $8,000 for annual tax preparation and financial planning services (for 5 years); an automobile for personal and business use up to a vehicle cost of $45,000 ($13,200/year for 5 years); private office ($12,000/year for 3 years); secretarial service ($60,000/year for 3 years); and outplacement counseling and services ($9,500/year for 1 year).

(7)	Amount shown is the estimated December 31, 2006 present value of seven monthly payments in July 2007 and monthly payments continuing thereafter for Mr. Naples’ lifetime.

(8)	Amount estimated assuming an effective individual income tax rate of 40%. This amount is determined on the basis that the amount subject to the excise tax would not be decreased by amounts attributable to reasonable compensation for services before the change in control. In actuality, a significant portion of the payments would likely be attributable to such services, which would reduce the excise tax.

Named Executive Officers Other Than Ronald J. Naples—Estimated Payments and Benefits Upon Termination of Employment in Connection With a Change in Control

	Neal E. Murphy	Michael F. Barry	Mark A. Harris	Wilbert Platzer
Severance Allowance ($)(1)	473,531	490,478	368,859	886,012	(2)
Annual Bonus ($)	80,651	87,143	66,109	58,836
Performance Incentive Units ($)	76,028	76,028	76,028	59,937
Restricted Stock Awards (performance-based vesting) ($)(3)	61,503	61,503	61,503	45,915
Restricted Stock Awards (time-based vesting) ($)(3)	257,116	257,116	257,116	201,941
Stock Options ($)(4)	18,810	18,810	18,810	18,810
Medical/Dental/Life Insurance ($)(5)	21,023	21,023	11,726	0
Outplacement Assistance ($)(6)	9,500	9,500	9,500	9,500
Supplemental Retirement Income Program ($)(7)	339,000	378,000	0	0

(1)	The Severance Allowance shown has been reduced to the extent necessary to avoid imposition of the excise tax under Code section 4999 (assuming the executive agrees to the reduction of the severance allowance rather than proportional adjustment of all change in control payments). The amount of the reduction is $81,019 (Mr. Murphy), $0 (Mr. Barry), $59,954 (Mr. Harris) and $0 (Mr. Platzer). Amounts due in foreign currency were converted to U.S. dollars for the purposes of this table at the spot rate in effect on December 31, 2006.

(2)	This is the estimated amount to which Mr. Platzer may be entitled under the law of The Netherlands. This amount may be adjusted upward or downward by a Dutch court depending on circumstances triggering the termination. To the extent a court-ordered severance payment exceeds the amount of Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement.

(3)	This amount reflects the closing price of our common stock on December 29, 2006 ($22.07) multiplied by the number of shares that would become vested on termination or change in control.

(4)	This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference between the closing price of our common stock on December 29, 2006 ($22.07) and the exercise price of the option. Options that were vested before December 31, 2006 are shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 27.

(5)	This amount reflects the value of medical, dental and life insurance coverage for 18 months for Messrs. Murphy and Barry, and the value of 18 months of medical coverage for Mr. Harris, all based on our current costs for these benefits. Mr. Platzer is not entitled to continuation of these benefits since the Dutch statutory formula is used to determine severance.

(6)	This amount is the estimated value of providing outplacement counseling and services during 2007.

(7)	Amount shown is the December 31, 2006 present value of the estimated benefit payable if, on December 31, 2006, a change in control occurred or the executive died. The December 31, 2006 present value of the Supplemental Retirement Income Program benefit payable in the case of disability is $916,000 (Mr. Murphy) and $1,085,000 (Mr. Barry) or, in the case of termination of employment for any other reason, $0 (Mr. Murphy) and $317,000 (Mr. Barry).

Under the terms of their employment, Messrs. Murphy, Barry, Harris and Platzer are entitled to:

•

12 months of salary if terminated by Quaker for any reason other than “cause” (as defined in their respective employment agreements) or in connection with a change in control (Mr. Murphy, $294,700; Mr. Barry, $288,000; and Mr. Harris, $259,211). In Mr. Platzer’s case, the statutory amount shown above in the chart would be paid depending on the circumstances triggering termination;

•

If employment were terminated on December 31, 2006, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid; and

•

In the case of death on December 31, 2006, a death benefit in 2007 of $0 (Mr. Murphy), $606,000 (Mr. Barry), $1,035,371 (Mr. Harris) or $292,488 (Mr. Platzer), plus 50% of base salary during each of the following four years (2008-2011) (Mr. Barry, $144,000; Mr. Harris, $129,606; Mr. Platzer, $116,673). In addition, if Mr. Barry had died on December 31, 2006, life insurance proceeds of $5,847,701 would have been paid to the Company under the life insurance policy purchased under the Quaker Chemical Corporation Deferred Compensation Plan, and the Company would have paid those proceeds to Mr. Barry’s beneficiary. If Mr. Barry had terminated on December 31, 2006 for any reason other than death, he would have received payment of his Deferred Compensation Plan aggregate balance ($609,212).

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. We set director compensation at a level that reflects the significant amount of time and high skill level required of directors in performing their duties to the Company and to our shareholders. Annually, the Governance Committee, using third-party surveys and proxy data from mid-Atlantic companies, benchmarks the Company’s director compensation against the marketplace data adjusting for revenue size and industry. Also, in setting director compensation, the Governance Committee considers the time and skill level required of directors in fulfilling their assigned duties.

The annual retainer paid to each director who is not an employee of Quaker is $24,000. In addition, each independent director receives $1,250 for each Board and Board committee meeting he or she attends, and the Chairperson of each Board committee receives the following additional compensation each year: Audit Committee, $5,000; Compensation/Management Development Committee, $2,500; Executive Committee, $2,500; and Governance Committee, $2,500. Any director who is also an employee of Quaker is not separately compensated for his service as a director.

Effective as of the 2007 Annual Meeting, the annual retainer will be increased for each director who is not an employee of Quaker to $28,000. Meeting fees will remain at $1,250 for each Board and Board Committee Meeting attended, but Committee Chairpersons will be increased as follows: Audit Committee, $6,000; Compensation/Management Development Committee, $6,000; Executive Committee, $4,000; and Governance Committee, $4,000. In addition, each Board year (defined as the period beginning with the annual meeting and ending as of the next annual meeting) each non-employee director will receive a time-based restricted stock grant which would vest at the end of three years assuming continued Board membership.

Currently, each director is required to beneficially own at least 7,500 shares of Quaker’s common stock. Until a director accumulates the required number of beneficially owned shares, 75% of the annual retainer is paid in shares of Quaker’s common stock and once the threshold is met, 20% of the retainer is paid in such shares. Directors who beneficially own the required number of shares of Quaker common stock may elect to receive payment of a larger percentage (up to 100%) of their annual retainer in shares of Quaker common stock.

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Joseph B. Anderson, Jr.	20,377	17,998	0	0	0	0	38,375
Patricia C. Barron	27,481	8,394	0	0	0	0	35,875
Donald R. Caldwell	29,127	17,998	0	0	0	0	47,125
Robert E. Chappell(2)	20,377	17,998	0	0	0	0	38,375
William R. Cook	36,231	8,394	0	0	0	0	44,625
Edwin J. Delattre(2)	17,877	17,998	0	0	0	0	35,875
Robert P. Hauptfuhrer(3)	6,250	0	0	0	0	0	6,250
Jeffry D. Frisby	15,377	17,998	0	0	0	0	33,375
Robert H. Rock	22,877	17,998	0	0	0	0	40,875

(1)	Mr. Naples is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a Director.

(2)	Mr. Chappell and Dr. Delattre participate in the Directors’ Deferred Compensation Plan and have elected to defer 100% of their Board fees (but not stock awards). Participants in the Directors’ Deferred Compensation Plan may designate investment vehicles to determine earnings on deferred accounts as designated by the Administrator of the Plan.

(3)	Mr. Hauptfuhrer served as a Class II director of the Company until May 2006 and did not stand for reelection at the annual meeting of shareholders in 2006, upon reaching the mandatory retirement age for directors.

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock. This information is as of March 9, 2007, unless we have indicated otherwise. Each beneficial owner has sole voting and dispositive power for the shares listed, unless we have indicated otherwise.

Name and Address	Number of Shares Beneficially Owned		Approximate Percent of Class		Number of Votes
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	878,200	(1)	8.9		878,200	(2)
Ronald J. Naples Quaker Chemical Corporation One Quaker Park 901 Hector Street Conshohocken, PA 19428	793,341	(3)	7.6	(4)	649,052
Dimensional Fund Advisors LP 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	781,868	(5)	7.9		781,868	(3)

(1)	As reported in Schedule 13G/A filed January 24, 2007 by Royce & Associates, LLC with the Securities and Exchange Commission.

(2)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

(3)	Includes (i) 434,463 subject to options that are currently exercisable or will become exercisable within 60 days of the record date, (ii) 2,186 shares held jointly by Mr. Naples and his spouse who share voting and dispositive power with respect thereto, and (iii) 1,000 shares held in a charitable private foundation of which Mr. Naples and his spouse are trustees and share voting and dispositive power with respect thereto.

(4)	Based upon 10,032,288 shares outstanding plus shares issuable pursuant to options currently exercisable or exercisable within 60 days of the record date by Mr. Naples.

(5)	As reported in Schedule 13G/A filed February 9, 2007 by Dimensional Fund Advisors LP with the Securities and Exchange Commission. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under the Investment Advisors Act of 1940, has reported that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” Dimensional reported that all of the 781,868 shares of common stock reported on its Schedule 13G filing as of December 31, 2006, are owned by the Funds and has disclaimed beneficial ownership of all such shares.

Management

The following table shows how much of Quaker’s common stock is beneficially owned by each of our directors, our nominees for director and the Named Executive Officers named in the Summary Compensation Table on page 24 and by all of our directors (including our nominees for director) and executive officers as a group. The information in the table is as of March 9, 2007. Each director and executive officer has sole voting and dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class (1)	Number of Votes
Joseph B. Anderson, Jr.	8,158		*	52,033
Patricia C. Barron	14,263		*	130,777
Donald R. Caldwell	5,847		*	15,423
Robert E. Chappell	9,177		*	64,617
William R. Cook	9,623		*	83,288
Edwin J. Delattre	8,352	(2)	*	58,473
Jeffry D. Frisby	1,055		*	1,055
Ronald J. Naples	793,341	(2)(3)	7.6	649,052
Robert H. Rock	8,514		*	60,093
Michael F. Barry	97,598	(2)(3)	*	56,252
Mark A. Harris	75,474	(3)	*	27,388
Neal E. Murphy	38,098	(3)	*	15,644
Wilbert Platzer	48,676	(3)	*	29,272
All directors and officers as a group (17 persons)	1,264,800	(3)	11.8	1,834,737	(4)

*	Less than 1%.

(1)	Based upon 10,032,288 shares outstanding, adjusted to reflect options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)	Includes 7,297 shares in the case of Dr. Delattre held jointly with his spouse with whom he shares voting and dispositive power; 3,186 shares in the case of Mr. Naples of which 2,186 shares are held jointly by Mr. Naples and his spouse with whom he shares voting and dispositive power and 1,000 shares are held in a charitable private foundation of which Mr. Naples and his spouse are trustees and share voting and dispositive power; and 3,871 shares in the case of Mr. Barry held jointly with his spouse with whom he shares voting and dispositive power.

(3)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 434,463 shares in the case of Mr. Naples; 76,185 shares in the case of Mr. Barry; 61,185 shares in the case of Mr. Harris; 22,454 shares in the case of Mr. Murphy; 35,550 shares in the case of Mr. Platzer; and 702,114 shares in the case of all directors and officers as a group.

(4)	Represents 9.22% of all votes entitled to be cast at the meeting, based on information available on March 9, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2006, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) and (ii) written representations of Quaker’s directors and officers, Quaker believes that with two exceptions, all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker’s common stock through December 31, 2006, were filed on a timely basis. Mr. D. Jeffry Benoliel, Vice President, Secretary and General Counsel, filed a late Form 4 relating to one transaction, and Mr. Mark A. Featherstone, Vice President and Global Controller, filed a late Form 4 relating to one transaction.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent registered public accounting firm. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements since 1968.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2005 and 2006 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,405,000 and $1,394,000, respectively.

Audit-Related Fees

Audit-related fees charged to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2005 and 2006, totaled $42,000 and $26,000, respectively.

Tax Fees

Tax fees charged to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2005 and 2006, totaled $221,000 and $94,000, respectively.

All Other Fees

There were no other fees charged to us by PricewaterhouseCoopers LLP for any other services rendered during the years ended December 31, 2005 and 2006.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent registered public accounting firm. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits. Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Report of the Audit Committee

The Audit Committee of the Board oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. Our Board has appointed an Audit Committee of four members, each of whom the Board of Directors has affirmatively determined qualifies as an “independent” director under the current listing standards of the New York Stock Exchange and Quaker’s Corporate Governance Guidelines.

As stated in its Charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out its oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

The Audit Committee did review and discuss with management Quaker’s audited financial statements for the year ended December 31, 2006. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Quaker’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the accounting firm’s independence from Quaker and its related entities and has discussed with PricewaterhouseCoopers LLP its independence from Quaker.

Based on the review and discussions referred to above, the Audit Committee recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee

William R. Cook, Chairman

Joseph B. Anderson, Jr.

Donald R. Caldwell

Jeffry D. Frisby

General

Availability of Form 10-K and Annual Report to Shareholders

Rules of the SEC require us to provide our annual report to shareholders for fiscal year 2006 to each shareholder who receives this proxy statement, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report and Annual Report on Form 10-K are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, a shareholder proposal must be in writing and received by us no later than December 6, 2007. If a shareholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by us on or before February 18, 2008, the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, Attention: General Counsel.

A form proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President, Secretary

and General Counsel

Conshohocken, Pennsylvania

March 30, 2007

APPENDIX A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation, pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions, shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “1 vote” Holding Period for such share. A change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. The foregoing presumptions are rebuttable upon presentation to the Company of satisfactory evidence to the contrary. Such evidence can include trade confirmations and account statements indicating ownership through the required Holding Period. Nevertheless, the Company, at its sole discretion, will determine the adequacy of the evidence presented. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights by a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period. Additionally, the register can be adjusted manually, in order to respond to shareholders whose shares were held in “street” or “nominee” name if shares acquired were held by the same party for the required Holding Period.

Proxy Administration

As indicated above, record ownership proxy administration is relatively simple. The transfer agent will mail proxy cards to all shareholders, and each proxy card will reflect the number of votes that the shareholder is entitled to cast, not the number of shares held. If shareholders have deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, such shareholders will normally be entitled to one vote per share. If they can provide evidence that they have held their shares for the Holding Period, they can increase the number of votes that may be cast to 10 votes per share by proper notification to the Company. Equally, if a

A-1

shareholder believes that he or she is entitled to 10 votes per share by virtue of falling within one of the exceptions set forth above, that can be accomplished through proper notification to the Company. Acceptable substantiation will in most cases be a letter from the shareholder explaining the circumstances and stating why he or she feels that the common shares held by such shareholder are entitled to 10 votes per share, either because the shares have been held for the required Holding Period or because the shareholder falls within one of the exceptions set forth above. The Company reserves the right to change what it deems to be acceptable substantiation at any time if it appears from experience that the present definition is inadequate or is being abused, and further reserves the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where evidence is presented that is satisfactory, the shareholder records will be manually adjusted as appropriate. The shareholder submitting the evidence will be advised as to any action taken or not taken, which will be posted by ordinary mail to the shareholder’s registered address.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation by the transfer agent.

Summary

The procedures set forth above have been reviewed with representatives of various brokers and banks, as well as counsel to the Company. Those representatives have made helpful and valuable suggestions, which have been incorporated in the procedures.

The Company is confident that these procedures are efficient in addressing the complications of multi-vote casting and tabulating, but the Company is prepared to revise them if experience dictates the need for revision.

If a shareholder has questions concerning the Shareholder Voting Administrative Procedures or would like to present evidence of ownership through the required 36-month Holding Period, please contact Irene M. Kisleiko, the Company’s Assistant Secretary, at (610) 832-4119.

A-2

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 Hector Street, Conshohocken, PA 19428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William R. Cook and Ronald J. Naples, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania, on May 9, 2007, at 10:00 A.M., and any adjournment thereof, and with all powers the undersigned would possess if present, to vote:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

QUAKER CHEMICAL CORPORATION

May 9, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS						FOR	AGAINST	ABSTAIN
		NOMINEES:		2.	PROPOSAL TO RATIFY THE APPOINTMENT OF	☐	☐	☐
☐	FOR ALL NOMINEES	O Joseph B. Anderson, Jr O Patricia C. Barron			PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Edwin J. Delattre			PUBLIC ACCOUNTING FIRM FOR 2007.

☐	FOR ALL EXCEPT (See instructions below)			3.	IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF FOR WHICH NOTICE HAS NOT BEEN RECEIVED BY COMPANY ON OR BEFORE FEBRUARY 18, 2007.
				THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The undersigned hereby also acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

March 2007

Dear Quaker Shareholder:

If you are a registered shareholder of Quaker Common Stock, your enclosed proxy card shows the number of votes you are entitled to cast not the number of shares that you own. If you are a beneficial holder (own your shares through a broker, bank or nominee), your voting instruction card shows the number of shares that you own.

On May 6, 1987, the shareholders of the Company approved an amendment to the Articles of Incorporation by which holders of Common Stock became entitled to 10 votes per share of Common Stock for shares which were held on that date. The amended Articles also provide that, with respect to shares acquired after May 6, 1987, you are entitled to one vote per share until such shares are held for 36 consecutive months. After 36 months, each share is entitled to 10 votes.

There are some exceptions to the above ownership requirements and those exceptions are listed in Appendix A “Shareholder Voting Administrative Procedures” to the enclosed Proxy Statement.

Since Quaker has no means of tracking ownership of shares held in “street” or “nominee” name, any shares owned through a broker, bank or nominee are presumed to have been held for a period of less than 36 consecutive months and, therefore, entitled to one vote per share.

Registered shareholders should review the number of votes that are listed on the proxy card. For all shares purchased by you before March 1, 2004 (36 months before the record date), you are entitled to 10 votes per share. For all shares purchased by you after March 1, 2004, you are entitled to one vote per share.

Any shareholder may seek change by following the instructions outlined in Appendix A to the enclosed Proxy Statement. If you have any questions, please contact Irene M. Kisleiko, Assistant Corporate Secretary, at 610-832-4119.

Thank you.

Quaker Chemical Corporation

One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com

T  610.832.4000    F  610.832.8682